Exhibit 99.1

For Immediate Release

For More Information:

Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Fourth Quarter

and Full Year 2009 Operating Results

BEAUFORT, S.C., March 18, 2010 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported a net loss of $11.9 million, or a loss of $4.70 per diluted share, for the quarter ended Dec. 31, 2009. This compares to a net loss of $4.9 million, or a loss of $1.93 per diluted share, in the fourth quarter of 2008.

The company recognized a one-time, $10.4 million impairment on goodwill in the fourth quarter, which impacted net income and earnings per share but did not affect recurring operating earnings, cash flow, liquidity or risk-based regulatory capital ratios. The impairment is a non-cash accounting adjustment that reflects the diminished value the market has placed on the company’s stock. Excluding the impairment, the company recorded a net loss of $1.5 million, or a loss of $0.65 per diluted share, in the fourth quarter of 2009.

For the full year 2009, the company reported a net loss of $14.5 million, or a loss of $5.88 per diluted share, compared to a net loss of $4.9 million, or a loss of $1.91 per diluted share, in 2008. Excluding the impairment, the company recorded a net loss of $4.1 million, or a loss of $1.83 per diluted share, for the full year 2009.

“Despite the shortfall in earnings and income, we built a great deal of positive momentum in the closing months of 2009,” said Michael G. Sanchez, chief executive officer. “We grew our core operating income, reduced nonperforming assets and continued to build a sizeable loan-loss

CBCO Reports Fourth Quarter 2009 Earnings, page 2

reserve. Additionally, while the one-time goodwill impairment had a notable impact on our income and earnings, it had no effect on our regulatory capital or liquidity, and recognizing the charge allows us to move forward with a much cleaner balance sheet. As a consequence, we are much better positioned now than when we began 2009.”

Nonperforming assets at Dec. 31, 2009, were 6.92 percent of total assets, compared to 7.41 percent at Sept. 30, 2009, and 4.50 percent at Dec. 31, 2008. Net charge-offs in the fourth quarter of 2009 totaled $2.1 million, or 0.72 percent of total loans, compared to $1.5 million, or 0.50 percent, in the previous quarter, and $6.2 million or 2.04 percent in the fourth quarter of 2008. Nonaccrual loans as a percentage of total loans at the end of the fourth quarter of 2009 were 4.75 percent, compared to 7.99 percent at the end of the third quarter and 5.98 percent at Dec. 31, 2008. Loans past due greater than 30 days and still accruing interest totaled $2.0 million at Dec. 31, 2009, which was slightly less than the previous quarter and down from $9.8 million at Dec. 31, 2008.

Other real estate owned (OREO) at the end of the fourth quarter totaled $18.2 million, compared to $11.5 million at the end of the previous quarter and $5.8 million at Dec. 31, 2008.

“We experienced a slowing in the number of new loans being added to non-accrual status at the end of 2009, which we believe may be a signal of stabilization in our credit quality,” said Sanchez. “In the last three months of 2009, as a percentage of total capital, non-accrual loans dropped from 47.7 percent to 36.3 percent, while loans past due greater than 30 days and still accruing interest fell from 5.7 percent to 5.4 percent. In addition, we have been successful in converting our nonperforming loans to OREO, which allows us the opportunity to sell these troubled assets.  The proceeds from such asset sales can be reinvested into earning assets or used to retire borrowings and thereby provide a positive impact to our income and net interest margin, and give us additional capacity to bolster our allowance for loan losses.”

The company’s provision for loan losses totaled $2.1 million for the fourth quarter of 2009, which was $53,000 in excess of net charge-offs, compared to $1.3 million in the third quarter, or $219,000 less than net charge-offs. For the full year, provision for loan losses totaled $7.8

CBCO Reports Fourth Quarter 2009 Earnings, page 3

million, a slight improvement over 2008. The company’s allowance for loan losses totaled $6.4 million, or 2.20 percent of loans outstanding, at Dec. 31, 2009, compared to $6.3 million, or 2.11 percent of loans outstanding, at the end of the previous quarter, and $4.8 million, or 1.59 percent of loans outstanding, at Dec. 31, 2008.

Net interest income in the fourth quarter of 2009 totaled $2.9 million, a 32.5 percent increase over the $2.2 million earned in the same period in 2008. The increase was largely the result of lower interest expense. Noninterest income in the fourth quarter was $1.5 million, compared to $430,000 in the fourth quarter of 2008. Noninterest expense, excluding the $10.4 million goodwill impairment charge, was $4.9 million for the fourth quarter of 2009, compared to $3.9 million for the fourth quarter of 2008, primarily due to higher compensation expenses incurred by the company’s wholesale mortgage banking division resulting from commissions paid on increased volume of loan originations.

Net interest margin for the quarter ended Dec. 31, 2009, was 2.75 percent, compared to 2.57 percent at the end of the previous quarter and 2.02 percent for the quarter ended Dec. 31, 2008.

“There are a number of factors that drove our improvement in interest income, including our successful efforts to lower interest expense by replacing high-priced CDs with lower-interest bearing transaction accounts, which had the effect of averaging down deposit costs,” said Sanchez. “As our deposit costs declined, revenue from loan payments remained steady due to the interest rate floors we built into many of our variable-rate loans, which have proven to be valuable in the current low interest-rate environment. Also contributing to our income gains was the phenomenal performance of our wholesale mortgage division.”

For the full year 2009, net interest income grew 8.9 percent to $10.9 million, from $10.0 million in 2008, resulting from a $3.6 million decline in interest expense. Noninterest income was $7.7 million in 2009, compared to $3.1 million in 2008, an increase of $4.5 million on the strength of increased earnings in the mortgage banking division.  Noninterest expense before the $10.4 million nonrecurring goodwill impairment charge was $17.2 million in 2009, compared to $13.4

CBCO Reports Fourth Quarter 2009 Earnings, page 4

million in 2008, an increase of $3.8 million due largely to increased compensation and commission costs in the mortgage banking division as a result of increased lending volume.

At Dec. 31, 2009, CBC National Bank had a total risk-based capital ratio of 13.92 percent and a Tier 1 risk-based capital ratio of 12.65 percent. The threshold for being classified as “well capitalized” by federal regulators is 10 percent and 6 percent, respectively, for total and Tier 1 risk-based capital. The company had $69 million in excess funding available from multiple sources at Dec. 31, 2009, compared to $88.2 million available at Dec. 31, 2008. The decline in excess funding capacity reflects the loss of a $7 million unsecured borrowing line with Silverton Bank when that institution failed and a general tightening in collateral valuations by the Federal Home Loan Bank.

At Dec 31, 2009, the level of nonperforming assets at CBC National Bank, defined as loans on nonaccrual plus OREO, was less than 70 percent of the bank’s allowance for loan losses plus tangible equity, a measure commonly referred to as the Texas ratio.  Another key metric of the bank is the ratio of tangible common equity to tangible assets, or the “TCE ratio.”  CBC National Bank’s TCE ratio was 9.12 percent at Dec 31, 2009.

The company’s total assets at Dec. 31, 2009, were $463.1 million, compared to $476.8 million at Dec. 31, 2008.  Total portfolio loans at the end of the fourth quarter were $289.7 million, compared to $304.4 million at the end of 2008.

The company continued to reduce the concentration of construction lending, which tends to have a greater propensity for risk, in its loan portfolio during the fourth quarter. Real estate construction lending at Dec. 31, 2009, declined 31.7 percent, or $ 32.7 million, from Dec. 31, 2008. As a percentage of the company’s overall loan portfolio, real estate construction loans were 24 percent at Dec. 31, 2009, compared to 27 percent at the end of the previous quarter and 34 percent at Dec. 31, 2008.

As construction lending shrank, the company increased its residential mortgage lending, which tends to be relatively more stable, by $9.4 million, or 9 percent, to $113 million at Dec. 31, 2009,

CBCO Reports Fourth Quarter 2009 Earnings, page 5

compared to Dec. 31, 2008. Residential loans originated by the company are considered “prime” or investment grade loans because these loans do not include characteristics such as negative amortization, reduced application documentation, low borrower credit scores, high loan-to-value ratios or high debt-to-income ratios.  The company also grew its commercial mortgage lending by $10 million, or 12.2 percent, to $91.3 million at Dec. 31, 2009, compared to Dec. 31, 2008.

The residential loans were funded through the company’s wholesale mortgage banking division, which originated $222.6 million in loans for sale in the secondary market in the fourth quarter of 2009, utilizing a generally conservative, low-risk loan product strategy because the loans are all underwritten to government agency standards and presold into the secondary market at the time the interest rate lock is extended to the borrower. For the full year 2009, the division nearly doubled its production from the prior year, originating $915.1 million in loans available for sale compared to $473.2 million in 2008. Mortgage banking income totaled $6.7 million in 2009, an increase of 480 percent from $1.2 million in 2008.

Total deposits were $368.9 million at the end of the fourth quarter 2009, compared to $362.7 million at the end of the fourth quarter of 2008, an increase of $6.2 million, or 1.7 percent. Total shareholders’ equity was $37.9 million at Dec. 31, 2009, compared to $52.0 million at Dec. 31, 2008.

“Our ability to grow our core earnings, coupled with the positive trends in credit quality we experienced during the latter half of the year, give us optimism as we work to return to profitability in 2010,” said Sanchez. “We expect tough economic conditions to continue for some time, and as such, we will continue to operate cautiously. Our goal is to continue to build on the momentum from 2009 to strengthen our earnings capacity and further reduce the level of nonperforming assets.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $463.1 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in

CBCO Reports Fourth Quarter 2009 Earnings, page 6

Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2009	2008
Assets
Cash and due from banks	$2,679,003	4,790,625
Interest-bearing deposits in banks	707,593	110,748
Federal funds sold	539,326	464,724
Securities available for sale, at fair value	60,515,592	81,438,389
Securities held to maturity, at cost	2,000,000	3022621
Restricted equity securities, at cost	4,996,250	4,793,916
Loans held for sale	50,005,901	31,404,990

Loans, net of unearned income	289,658,956	304,418,704
Less allowance for loan losses	6,386,409	4,833,491
Loans, net	283,272,547	299,585,213

Premises and equipment, net	7,599,170	7,849,316
Cash surrender value of life insurance	7,394,114	7,107,522
Intangible assets	136,480	260,641
Goodwill	—	10,411,914
Other real estate owned	18,176,169	5,750,973
Other assets	25,075,253	19,838,157
Total assets	$463,097,398	$476,829,749
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$17,775,762	$18,639,212
Interest-bearing	351,104,768	344,017,033
Total deposits	368,880,530	362,656,245

Other borrowings	45,237,158	51,692,588
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	3,860,284	3,259,236
Total liabilities	425,194,972	424,825,069

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized; 9,950 shares issued and outstanding in 2009 and 2008	9,515,758	9,453,569

Common stock, par value $.01; 10,000,000 shares authorized; 2,568,707 shares issued and outstanding in 2009 and 2008	25,687	25,687

Additional paid-in capital	41,121,636	41,037,403
Retained earnings (deficit)	(13,930,443)	1,165,630
Accumulated other comprehensive income	1,169,788	322,391
Total shareholders’ equity	37,902,426	52,004,680
Total liabilities and shareholders’ equity	$463,097,398	$476,829,749

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Loss

	For the years ended December 31,
	2009	2008
Interest income:
Interest and fees on loans	$18,191,733	$20,317,870
Interest on taxable securities	3,006,007	3,328,239
Interest on nontaxable securities	551,813	652,413
Interest on deposits in other banks	2,703	21,944
Interest on federal funds sold	3,990	115,933
Total interest income	21,756,246	24,436,399

Interest expense:
Interest on deposits	9,039,805	12,558,859
Interest on junior subordinated debentures	417,071	493,512
Interest on other borrowings	1,354,983	1,335,699
Total interest expense	10,811,859	14,388,070

Net interest income	10,944,387	10,048,329
Provision for loan losses	7,771,000	7,823,235
Net interest income after provision for loan losses	3,173,387	2,225,094

Non-interest income:
Service charges on deposit accounts	565,858	734,019
Other service charges, commissions and fees	306,059	243,905
SBA loan income	163,792	496,767
Mortgage banking income	6,682,665	1,153,075
Gain on sale of securities available for sale	1,065	218,505
Gain on tender of securities held to maturity	98,996	—
Loss on Silverton Financial Services stock	(507,366)	—
Income from investment in life insurance contracts	288,714	288,933
Other income	53,445	8,191
Total other income	7,653,228	3,143,395

Non-interest expenses:
Salaries and employee benefits	8,001,701	6,433,108
Occupancy and equipment expense	1,210,033	1,223,767
Advertising fees	140,470	232,689
Amortization of intangible assets	124,161	198,503
Audit fees	390,531	240,228
Data processing fees	921,893	924,200
Director fees	159,200	245,502
FDIC insurance expense	1,017,378	236,507
Goodwill impairment	10,411,914
Legal and other professional fees	728,450	698,524
Loan collection expense	777,315	69,677
Mortgage loan expense	470,771	332,705
OCC examination fees	124,492	170,443
Other real estate expenses	1,918,990	1,207,435
Other operating	1,189,064	1,149,790
Total other expenses	27,586,363	13,363,078

Loss before income taxes	(16,759,748)	(7,994,589)
Income tax benefit	(2,223,360)	(3,156,288)
Net loss	$(14,536,388)	$(4,838,301)

Preferred stock dividends	559,685	46502
Net loss available to common shareholders	$(15,096,073)	$(4,884,803)
Basic and diluted loss per share available to common shareholders	$(5.88)	$(1.91)

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Loss

	For the three months ended December 31,
	2009	2008
Interest income:
Interest and fees on loans	$4,581,519	$4,605,960
Interest on taxable securities	650,248	793,693
Interest on nontaxable securities	95,766	163,300
Interest on deposits in other banks	627	190
Interest on federal funds sold	1,744	2,936
Total interest income	5,329,904	5,566,079

Interest expense:
Interest on deposits	1,978,199	2,896,094
Interest on junior subordinated debentures	100,104	125,688
Interest on other borrowings	333,655	341,348
Total interest expense	2,411,958	3,363,130

Net interest income	2,917,946	2,202,949
Provision for loan losses	2,125,000	6,554,484
Net interest income after provision for loan losses	792,946	(4,351,535)

Non-interest income:
Service charges on deposit accounts	141,803	188,575
Other service charges, commissions and fees	79,332	62,079
SBA loan income	29,029	45,895
Mortgage banking income	1,201,959	58,187
Income from investment in life insurance contracts	72,715	74,830
Other income	18,760	332
Total other income	1,543,598	429,898

Non-interest expenses:
Salaries and employee benefits	1,716,117	1,198,317
Occupancy and equipment expense	312,517	339,078
Advertising fees	47,594	33,274
Amortization of intangible assets	20,841	34,372
Audit fees	102,716	58,691
Data processing fees	231,331	279,985
Director fees	35,350	49,178
FDIC insurance expense	181,474	66,318
Goodwill impairment	10,411,914	0
Legal and other professional fees	168,400	227,918
Loan collection expense	301,911	52,504
Mortgage loan expense	141,421	98,924
OCC examination fees	31,400	57,089
Other real estate expenses	1,315,184	1,097,041
Other operating	323,359	310,501
Total other expenses	15,341,529	3,903,190

Loss before income taxes	(13,004,985)	(7,824,827)
Income tax benefit	(1,073,260)	(2,925,288)
Net loss	$(11,931,725)	$(4,899,539)

Preferred stock dividends	140,265	46,502
Net loss available to common shareholders	$(12,071,990)	$(4,946,041)
Basic and diluted loss per share available to common shareholders	$(4.70)	$(1.93)